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                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
                   Exhibit 21.1 - Subsidiaries of the Company


              Subsidiary                       State of Incorporation
-----------------------------------            -----------------------
Ozark Automotive Distributors, Inc.                       Missouri
Greene County Realty Co.                                  Missouri
O'Reilly II Aviation, Inc.                                Missouri
Hi-Lo Automotive, Inc.                                    Delaware

One hundred percent of the capital stock of each of the above listed subsidiaries is directly owned by O'Reilly Automotive, Inc.